Exhibit 10.3

FIRST AMENDMENT TO THE

AMGEN SUPPLEMENTAL RETIREMENT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

Section 5.1 of the Amgen Supplemental Retirement Plan as Amended and Restated Effective January 1, 2005 (the “Plan”) is hereby amended and restated, effective as of January 1, 2005, as follows:

5.1	Distributions. Following the termination of your employment with the Company, the Company will pay you the vested balance in your Account. The payment will be made to you in a lump sum payment as soon as administratively practicable after the first day of the Plan Year following the Plan Year in which you terminated your employment (or such later date as may be required under applicable law).

To record this First Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 19th day of October 2005.

AMGEN INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources